UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2013

OCCIDENTAL PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-9210	95-4035997
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10889 Wilshire Boulevard
Los Angeles, California	90024
(Address of principal executive offices)	(ZIP code)

Registrant’s telephone number, including area code: (310) 208-8800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On July 10, 2013, the Executive Compensation Committee authorized a 56,004 share Restricted Stock Incentive Award under the 2005 Long-Term Incentive Plan to Stephen Chazen, the President and Chief Executive Officer.  The value of this award, $5 million, is the same value as the award granted to Mr. Chazen in 2012 based on Occidental’s common stock price on the respective grant dates in 2012 and 2013.

As stated in the Company’s April 29, 2013 press release, Mr. Chazen will not be eligible for any annual bonus or current earnings-based compensation and will not receive a Total Shareholder Return Incentive Award.  The principal components of his 2013 compensation will be annual salary, annual other compensation (such as retirement plans and personal benefits) and the Restricted Stock Incentive Award described above.

The form of award  terms and conditions is attached as Exhibit 10.1 and its key terms are substantially the same as last year’s except that the Net Income performance goal has been increased.  Additional modifications include dividends paid on the shares being subject to the Company’s Dividend Reinvestment Plan and changes to vesting provisions in the case of Mr. Chazen’s retirement with the consent of the Company and in the case of a change in control of the Company.

No awards for other named executive officers are being announced at this time because, as noted in the April press release, the Compensation Committee is reviewing and modifying the executive long-term incentive program to ensure alignment of pay and performance and with peer company programs and best practices.  Upon completion of the design of a new program, the Committee will make grants to the other named executive officers.

Section 9 - Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

10.1	Occidental Petroleum Corporation 2005 Long-Term Incentive Plan Restricted Stock Incentive Award Terms and Conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCCIDENTAL PETROLEUM CORPORATION
(Registrant)

DATE: July 16, 2013	/s/ ROY PINECI
Roy Pineci, Vice President, Controller
and Principal Accounting Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Occidental Petroleum Corporation 2005 Long-Term Incentive Plan Restricted Stock Incentive Award Terms and Conditions.